Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292695

PROSPECTUS

GLUCOTRACK, INC.

3,224,803 Shares of Common Stock

This prospectus relates to the resale from time-to-time of up to 3,224,803 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Glucotrack, Inc. (the “Company,” “we,” “our” or “us”) by the selling stockholders identified in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus consist of (i) 1,033,591 shares of Common Stock issuable upon the exercise of pre-funded warrants to purchase Common Stock issued to the investor (the “Investor”) in a private placement that closed on December 31, 2025 (the “Private Placement”) (such warrants, the “Pre-Funded Warrants”), at an exercise price of $0.001 per share; (ii) 2,067,182 shares of Common Stock issuable upon exercise of certain common warrants issued to the Investor in the Private Placement (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”), at an exercise price of $3.87 per share; and (iii) 124,030 shares of Common Stock issuable upon the exercise of warrants issued to Curvature Securities, LLC (the “Placement Agent”) for services provided in connection with the Private Placement (the “Placement Agent Warrants”), at an exercise price of $4.257 per share. Each Pre-Funded Warrant was sold with two Common Warrants at a combined purchase price of $3.869, which is equal to the closing price (as reflected on Nasdaq.com) of the Common Stock on December 29, 2025, minus the exercise price of the Pre-Funded Warrant of $0.001 per share.

We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale by the Selling Stockholders of the Shares.

Sales of the Shares by the Selling Stockholders may occur at fixed prices, at or related to market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholder may sell shares to or through underwriters, broker-dealer or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the shares, or both.

We will not receive any of the proceeds from such sales of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to its sale of the Shares. See the section entitled “Plan of Distribution” included in this prospectus.

We are filing the registration statement on Form S-3 of which this prospectus forms a part to fulfill our contractual obligations to the Investor to provide for the resale by the Investor of the Shares issuable upon exercise of the Warrants. See “Selling Stockholders” beginning on page 18 of this prospectus for more information about the Selling Stockholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholder will issue, offer or sell any of the Shares.

Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “GCTK”. The last reported sale price of our Common Stock on the Nasdaq Capital Market on January 12, 2026 was $3.82 per share.

The Common Stock being registered pursuant to this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus represents approximately 354% of the total Common Stock outstanding as of January 12, 2026, which was 910,688 shares of Common Stock. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock.

We are a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as such are subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary – Implication of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of this prospectus and in the other documents that are incorporated by reference before purchasing any of the securities offered by this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 27, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”), pursuant to which the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus in one or more transactions, as described under “Plan of Distribution.” We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus. This prospectus provides you with a general description of the securities that are registered hereunder that may be offered by the Selling Stockholders. Each time securities are offered, a prospectus supplement will be provided that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

Neither we nor the Selling Stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted.

The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Trademarks

This prospectus and the information incorporated by reference herein and therein contains references to trademarks, trade names and service marks belonging to us or other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable owner will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, trade names, and service marks included or incorporated by reference into this prospectus are the property of their respective owners.

Market and Industry Data

Unless otherwise indicated, information contained and incorporated by reference in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained or incorporated by reference in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference into this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus and the documents incorporated by reference into this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus and under similar headings in the documents incorporated by reference into this prospectus, which include, but are not limited to, risks related to the following:

●	our ability to manufacture, market and sell our products;

●	our ability to launch and penetrate markets;

●	our dependency upon effective operation with operating systems, devices, networks and standards that we do not control and on our continued relationships with mobile operating system providers, device manufacturers and mobile software application stores on commercially reasonable terms or at all;

●	our ability to hire and retain key personnel;

●	the possibility of security and privacy breaches in our systems and in the third-party software and/or systems that we use, damaging client relations and inhibiting our ability to grow;

●	our ability to internally develop new inventions and intellectual property;

●	the existence of undetected software defects in our products and our failure to resolve detected defects in a timely manner;

●	our ability to continue as a going concern;

●	our ability to raise additional capital and the risk of such capital not being available to us at commercially reasonable terms or at all;

●	our ability to be profitable;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	intense competition in our industry and the markets in which we operate, and our ability to successfully compete;

●	the risks inherent with international operations;

●	the impact of evolving information security and data privacy laws on our business and industry;

●	the impact of governmental regulations on our business and industry;

●	our ability to protect our intellectual property and our ability to operate our business without infringing on the rights of others;

●	the risk of being delisted from Nasdaq if we fail to meet any of its applicable listing requirements; and

●	the difficulty of predicting our quarterly revenues and operating results and the chance of such revenues and results falling below analyst or investor expectations, which could cause the price of our Common Stock to fall.

●	the other factors described in “Risk Factors.”

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus and the documents incorporated by reference into this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus and the documents incorporated by reference into this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 9, and the financial statements and other information incorporated by reference into this prospectus. In this prospectus, except as otherwise indicated, the terms “Glucotrack” “the Company,” “we,” “us,” or “our” in this prospectus refer to Glucotrack, Inc., a Delaware corporation, and its wholly-owned subsidiaries.

About Glucotrack, Inc.

The Company was incorporated on May 18, 2010 under the laws of the State of Delaware. The Company is currently developing an implantable continuous blood glucose monitor (“CBGM”). The Glucotrack CBGM is a long-term fully implantable continuous glucose monitor (CGM), consisting of a sensor lead implanted into the subclavian vein and connected to subcutaneous electronics that communicate with a mobile application. It measures glucose directly from the blood, eliminating the lag time associated with interstitial fluid glucose monitors. Designed for a three-year sensor life with continuous, accurate blood glucose monitoring, the system offers a more convenient and less burdensome solution for people with diabetes, with no on-body wearable component and minimal calibration requirements.

The Glucotrack CBGM is being developed for use by diabetes patients who are dependent on daily glucose monitoring to manage their disease. These include patients who have the following conditions: Type 1 diabetes, Type 2 insulin-dependent diabetes, Type 2 diabetes using basal insulin and Type 2 diabetes at risk for hypoglycemia.

The Company has continued to evolve its sensor chemistry following the results of an initial in-vitro feasibility study. In 2024, the Company announced that a 3-year longevity is feasible leveraging both in-vitro and in-silico test results. The Company has also completed multiple animal studies with initial prototype systems which demonstrated a simple implant procedure with good safety and functionality. The results of both were presented in poster form at the 2024 American Diabetes Association annual conference. The Company believes that implant accuracy and longevity is key to the success for long term use.

The Company initiated a first-in-human (“FIH”) short-term clinical study outside of the United States in fourth quarter of 2024 and completed the study in first quarter of 2025. The Company presented results at the 2025 American Diabetes Association annual conference in June at the Innovation Hub podium as well as a poster. The ADA presentation reported that the FIH clinical study met all primary and secondary endpoints with no procedure or device related serious adverse events reported from implant through seven days post-removal of the CBGM sensor lead. The system also demonstrated excellent accuracy with a Mean Absolute Relative Difference (MARD) of 7.7% across 122 matched pairs, a 99% data capture rate, and no procedure or device-related serious adverse events. These findings validate the safety and performance of the system which measures glucose from blood rather than interstitial fluid, eliminating the typical lag time associated with traditional continuous glucose monitoring systems. The MARD value demonstrates very high accuracy and compares favorably to commercially available CGM systems. The FIH study also confirmed the function of the CBGM sensor lead in the subclavian vein. Placement and removal procedures were successfully performed by interventional cardiologists.

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The Company has initiated a long-term clinical study outside the United States to evaluate the CBGM product performance and safety over an initial period of one (1) year. The first phase of the clinical study provided early product learnings about how the complexity of certain health conditions may impact study eligibility. Consequently, the Company is undertaking certain protocol amendments to refine participant selection criteria before enrolling additional participants. In parallel, the Company intends to implement certain product improvements. The Company is committed to advancing its clinical program and intends to proceed swiftly with the relevant protocol amendments and product enhancements, subject to approval by the institutional review board.

During the second quarter 2025, the Company initiated discussions with the Food & Drug Administration (“FDA”) in preparations for a pre-investigational device exemption (“IDE”) submission. The discussions pertain to the protocol study design and related requirements to secure IDE approval for future long-term human clinical trials in the United States. The Company remains in active review with the FDA to accommodate their requirements and expects to file the IDE submission to the FDA during the Spring of 2026.

The Company believes its technology, if successful, has the potential to be a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration.

Our executive management team consists of our Chief Executive Officer and President, Paul V. Goode PhD, an experienced executive with a 25+ year career developing innovative medical technologies, including at Dexcom, Inc. (“Dexcom”) and MiniMed (now Medtronic Diabetes) and Chief Financial Officer, Peter C. Wulff, who has over 35 years of experience as a chief financial officer and chief operating officer in both public and private entities. Our senior management team consists of: Mark Tapsak PhD, Chief Scientific Officer, a medical research scientist who brings over 25 years of experience in the diabetes industry, including previous senior roles at Dexcom and Medtronic; James P. Thrower PhD, Vice President of Advanced Technologies, a seasoned engineering executive with 20 years’ experience formerly of Sterling Medical Devices, Mindray DS USA and Dexcom; Drinda Benjamin, Vice President of Marketing, a medical device professional with over 20 years of experience in the medical device and diabetes industry with senior roles at Intuity Medical, Senseonics, Incorporated, Abbott Diabetes, and Medtronic Diabetes; Vincent Wong, Chief Operations Officer, a medical device professional with 15 years of experience in quality system for implantable medical device manufacturing with senior roles at Cirtec Medical and TOMZ Corporation; Sandie Martha, Vice President Clinical Operations, a medical device professional with over 20 years of experience in the medical device and diabetes industry with senior roles at Dexcom and GlySens Incorporated (“GlySens”); and Ted Williams, Vice President Regulatory, a medical device professional with over 20 years of experience in the biotech and diabetes industry with a senior role at GlySens.

Our Board of Directors (the “Board” or “Board of Directors”) includes the Luis J. Malavé, formerly of Insulet Corp, Medtronic and MiniMed (now Medtronic Diabetes); Andrew Balo, formerly of Dexcom and St. Jude Medical (now Abbott), Erin Carter, formerly of Medtronic and Boston Scientific; and Dr. Victoria Carr-Brendel, formerly of Cochlear Implants at Sonova Group and JeneValve Technology.

Human Capital Resources

As of the date of this prospectus, we had a total of 15 employees. We are not subject to any collective bargaining agreement, and we believe that our relationships with our employees are good. We believe that our strength and competitive advantage is our people. We value the skills, strengths, and perspectives of our diverse team and foster a participatory workplace that enables people to get involved in making decisions. The Company provides various training and development opportunities to foster an environment in which employees are encouraged to be creative thinkers who are driven, focused, and interested and able to advance their knowledge and skills in ever-changing technology.

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Recent Developments

December Private Placement

On December 29, 2025, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an investor (the “Investor”) relating to the Private Placement. The closing of the Private Placement occurred on December 31, 2025 (the “Closing” and such date, the “Closing Date”). At the Closing, the Company issued (i) 1,033,591 Pre-Funded Warrants to purchase 1,033,591 shares of Common Stock at a purchase price of $3.87 per Pre-Funded Warrant less the exercise price per Pre-Funded Warrant of $0.001 per share, and (ii) Common Warrants to purchase 2,067,182 shares of Common Stock. Each Pre-Funded Warrant was sold with two Common Warrants at a combined purchase price of $3.869, which is equal to the closing price (as reflected on Nasdaq.com) of the Common Stock on December 29, 2025, minus the exercise price of the Pre-Funded Warrant of $0.001 per share. We received aggregate gross proceeds from the Private Placement of approximately $4.0 million, before deducting estimated placement agent commissions and expenses in connection with the Private Placement, which were payable by the Company.

Pre-Funded Warrants

The Pre-Funded Warrants provide that the Investor will not have the right to exercise any portion of its Pre-Funded Warrants if such exercise would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Investor (together with its affiliates) to exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the Investor (together with its affiliates) to exceed 9.99% of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

Common Warrants

The Common Warrants have an exercise price per share of Common Stock equal to $3.87 per share (which is equal to the Minimum Price). The Common Warrants are not exercisable, and the underlying Common Stock is not issuable until the Company obtains stockholder approval for such exercise and issuance under applicable rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”) (such approval, “Stockholder Approval” and the date on which Stockholder Approval is received and deemed effective, the “Stockholder Approval Date”). The Common Warrants will expire on the five year anniversary of the Stockholder Approval Date. The exercise price and the number of shares of Common Stock issuable upon exercise of the Common Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.

The Common Warrants provide that the Investor will not have the right to exercise any portion of its Common Warrants if such exercise would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the Investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants.

Registration Rights Agreement

In connection with the Private Placement, we entered into a Registration Rights Agreement with the Investor (the “Registration Rights Agreement”). The Registration Rights Agreement provides that we shall file a registration statement covering the resale of the Shares with the SEC no later than January 13, 2026, and have the registration statement declared effective by the SEC as promptly as practicable after the filing thereof, but in any event no later than 45th calendar day following the date of the Registration Rights Agreement, or, in the event of a “limited review” by the Commission, the 60th calendar day following the date of the Registration Rights Agreement or, in the event of a “full review” by the SEC, the 90th day following the date of the Registration Rights Agreement (such date of effectiveness, the “Effectiveness Date”).

Placement Agency Agreement and Placement Agent Warrants

In connection with the Private Placement, on December 29, 2025, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with the Placement Agent. As part of its compensation for acting as Placement Agent for the Private Placement, the Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds and issued to the Placement Agent 124,030 Placement Agent Warrant, exercisable for an equal number of shares of Common Stock at an exercise price of $4.257 per share. The Placement Agent Warrants are exercisable at any time on or after the date that is one hundred eighty (180) days from the date of the commencement of sales in connection with the Private Placement (the “Commencement Date”), and expire on the five year anniversary of the Commencement Date.

The Placement Agent Warrants provide that a holder will not have the right to exercise any portion of its Placement Agent Warrants if such exercise would cause (i) the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants.

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Corporate and Regulatory

Nasdaq Listing Status

On May 26, 2023, we received a letter from the Listing Qualifications Department of Nasdaq that we no longer complied with Rule 5550(a)(2) of Nasdaq’s Listing Rules (the “Listing Rules”) which requires listed securities to maintain a minimum bid price of $1.00 per share (the “Bid Price Rule”). The letter stated that the Company had 180 calendar days, or until November 22, 2023, to regain compliance.

On November 24, 2023, we received a second letter from Nasdaq notifying us that we had been granted an additional 180 calendar days, or until May 20, 2024 (the “Extended Compliance Period”), to regain compliance with the Bid Price Rule in accordance with Listing Rule 5810(c)(3)(A).

On May 21, 2024, we received a third letter from Nasdaq notifying us that we had not regained compliance with the Bid Price Rule during the Extended Compliance Period. The letter also notified us that our Form 10-Q for the period ended March 31, 2024, indicated that we no longer met the $2,500,000 minimum stockholders’ equity requirement for continued listing set forth under Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”). Pursuant to Listing Rule 5810(d)(2), the failure to comply with the Minimum Stockholders’ Equity Requirement became an additional and separate basis for delisting.

Because we were not in compliance with the Bid Price Rule at the time we were notified about our non-compliance with the Minimum Stockholders’ Equity Requirement, we were not eligible to submit a plan to regain compliance with the Nasdaq Qualifications Listing Staff (the “Nasdaq Staff”). However, we timely requested a hearing before a Nasdaq hearings panel and paid the fee, which resulted in a stay of any suspension or delisting action pending the hearing. The hearing took place on July 9, 2024, and on August 5, 2024, we received the decision of the panel, and the panel granted us an extension until November 18, 2024 to regain compliance with the Minimum Stockholders’ Equity Requirement.

On November 19, 2024, we received a compliance letter (the “Compliance Letter”) from Nasdaq, informing us that we had regained compliance with the Minimum Stockholders’ Equity Requirement. The Compliance Letter noted, that because the Company’s bid price has closed below the minimum required by the Bid Price Rule, the panel had determined to impose on the Company a Discretionary Panel Monitor (the “Discretionary Panel”), pursuant to Listing Rule 5815(d)(4)(B), for a period of one year from the date of the Compliance Letter, to ensure that we maintained long-term compliance with the Minimum Stockholders’ Equity Requirement, the Bid Price Rule, and all of Nasdaq’s continued listing requirements.

On December 31, 2024, we received a notification from Nasdaq that for at least the last 30 consecutive business days, the Company was not in compliance with the Bid Price Rule and, in accordance with Listing Rule 5810(c)(3)(A), we had a compliance period of 180 calendar days, or until June 30, 2025, to regain compliance with the Bid Price Rule. On February 3, 2025, we implemented a 1-for-20 reverse stock split to regain compliance with the Bid Price Rule. On April 2, 2025, we received a letter from Nasdaq notifying the Company that as a result of non-compliance with the Bid Price Rule, Nasdaq Staff determined to delist the Company’s securities. We timely submitted a hearing request on April 9, 2025, the hearing took place on May 13, 2025, and on June 2, 2025, we received the decision of the panel granting us an extension until July 3, 2025, to regain compliance with the Bid Price Rule. On June 13, 2025, we implemented a reverse stock split at a ratio of 1-for-60 to regain compliance with the Bid Price Rule. On July 18, 2025, we were notified that we had regained compliance with the Bid Price Rule. The Discretionary Panel retained jurisdiction over the Company through September 29, 2025.

On November 5, 2025, the Company was notified by Nasdaq Staff that the Company was in compliance with all Listing Rules.

There can be no assurance that we will be able to continue to maintain compliance with Nasdaq’s listing requirements. See the section entitled “Risk Factors — Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our Common Stock.”

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Reverse Stock Splits

2024 Reverse Stock Split

On May 17, 2024, we filed a Certificate of Amendment (the “May Certificate of Amendment”), to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), implementing a one-for-five (1:5) reverse stock split (the “2024 Reverse Stock Split”) of our Common Stock. As a result of the 2024 Reverse Stock Split, every five (5) shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. Outstanding stock options and warrants, and their exercise prices, were adjusted accordingly. The 2024 Reverse Stock Split also proportionally reduced the total number of authorized shares of Common Stock from 500,000,000 shares to 100,000,000 shares.

2025 Reverse Stock Splits

February 2025 1-for-20 Reverse Stock Split

On February 3, 2025, we filed a Certificate of Amendment to our Certificate of Incorporation (the “February 2025 Certificate of Amendment”), implementing a 1-for-20 reverse stock split (the “February 2025 Reverse Stock Split”) of our Common Stock.. As a result of the February 2025 Reverse Stock Split, every 20 shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. Outstanding stock options and warrants, and their exercise prices, were adjusted accordingly.

Increase in Authorized Common Stock

On January 3, 2025, the Company filed an amendment to the Company’s Certificate of Incorporation, to increase our authorized shares of Common Stock from 100,000,000 to 250,000,000 shares.

June 2025 1-for-60 Reverse Stock Split

On June 13, 2025, we filed a Certificate of Amendment to our Certificate of Incorporation (the “June 2025 Certificate of Amendment”), to implementing a 1-for-60 reverse stock split (the “June 2025 Reverse Stock Split” and together with the February 2025 Reverse Stock Split, the “2025 Reverse Stock Splits” and the 2025 Reverse Stock Splits together with the 2024 Reverse Stock Split, the “Reverse Stock Splits”) of our Common Stock. As a result of the June 2025 Reverse Stock Split, every 60 shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. Outstanding stock options and warrants, and their exercise prices, were adjusted accordingly.

Risks of Investing

Investing in our securities involves substantial risks. Potential investors are urged to read and consider the risk factors relating to an investment in our securities set forth under “Risk Factors” in this prospectus as well as other information we include in or incorporated by reference into this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million as of our most recently completed second fiscal quarter and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as of our most recently completed second fiscal quarter. As a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not smaller reporting companies.

Corporate Information

Our principal offices are located at 301 Rte. 17 North, Suite 800, Rutherford NJ 07070, and our telephone number is 201-842-7715. Our website address is http://www.glucotrack; the reference to such website address does not constitute incorporation by reference of the information contained on the website and such information should not be considered part of this prospectus. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “GCTK.”

7

THE OFFERING

Issuer	Glucotrack, Inc.

Common Stock Offered by the Selling Stockholders:	Up to 3,224,803 shares of Common Stock consisting of (i) 1,033,591 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, at an exercise price of $0.001 per share; (ii) 2,067,182 shares of Common Stock issuable upon exercise of the Common Warrants, at an exercise price of $3.87 per share; and (iii) 124,030 shares of Common Stock issuable upon exercise of the Placement Agent Warrants, at an exercise price of $4.257 per share.

Terms of the Offering:	The Selling Stockholders will determine when and how it will sell the Shares offered in this prospectus, as described in “Plan of Distribution.”

Use of Proceeds:	We will not receive any proceeds from the sale of Shares by the Selling Stockholders. See “Use of Proceeds” for more information.

Risk Factors:	Investing in our securities involves significant risks. See “Risk Factors” on page 9 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Nasdaq Capital Market Symbol:	GCTK

Transfer Agent and Registrar:	VStock Transfer, LLC

8

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following discussion of risks and uncertainties affecting us and our securities, together with all of the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in our securities. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and any updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The following risk factors apply to the business and operations of the Company and its consolidated subsidiaries. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The risks and uncertainties we discuss in this prospectus are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Past performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. See also the section of this prospectus titled “Where You Can Find More Information.”

The risk factors set forth below supplement the risk factors previously disclosed and should be read together with the risk factors incorporated by reference herein and any additional risk factors that we may include in subsequent periodic filings with the SEC.

Risks Related To This Offering

We have a substantial number of convertible securities outstanding. The exercise of our outstanding warrants could have a dilutive effect on our Common Stock.

We have a substantial number of convertible securities outstanding. The exercise of our outstanding Warrants or Placement Agent Warrants could have a dilutive effect on our Common Stock. The issuance of shares of Common Stock upon exercise of outstanding warrants could result in substantial dilution to our stockholders, which may have a negative effect on the price of our Common Stock.

If the price of our Common Stock fluctuates significantly, your investment could lose value.

Although our Common Stock is listed on the Nasdaq Capital Market, we cannot assure you that an active public market will continue for our Common Stock. If an active public market for our Common Stock does not continue, the trading price and liquidity of our Common Stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for our Common Stock may fluctuate significantly more than the stock market as a whole. Without a large float, our Common Stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our Common Stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us.

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Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our Common Stock could fluctuate widely in response to several factors, including:

●	our quarterly or annual operating results;

●	changes in our earnings estimates;

●	investment recommendations by securities analysts following our business or our industry;

●	additions or departures of key personnel;

●	success of competitors;

●	changes in the business, earnings estimates or market perceptions of our competitors;

●	our failure to achieve operating results consistent with securities analysts’ projections;

●	changes in industry, general market or economic conditions; and

●	announcements of legislative or regulatory changes.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, has experienced price and volume fluctuations that have significantly affected the quoted prices of the securities of many companies, including companies in our industry and have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Common Stock, may not be predictable, and the price of our Common Stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

A loss of investor confidence in the market for our Common Stock or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our Common Stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We do not anticipate paying dividends in the foreseeable future.

We do not currently pay dividends and do not anticipate paying any dividends for the foreseeable future. Any future determination to pay dividends will be made at the discretion of our Board, subject to compliance with applicable laws and covenants under any future credit facility, which may restrict or limit our ability to pay dividends. Payment of dividends will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board may deem relevant at that time. Unless and until we declare and pay dividends, any return on your investment will only occur if our share price appreciates.

If we do not maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of Warrants and Placement Agent Warrants issued in the Private Placement, holders will be able to exercise such warrants on a “cashless” basis and we may not receive any additional funds upon the exercise of such warrants.

If we do not maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the Warrants and Placement Agent Warrants issued in the Private Placement, such warrants may be exercised by way of a “cashless” exercise, meaning that the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our Common Stock determined according to the formula set forth in the warrant. Accordingly, we may not receive any additional funds upon the exercise of such warrants.

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Resales of our shares of Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Common Stock to fall.

We are registering shares of Common Stock issuable upon the exercise of the Warrants and Placement Agent Warrants. As a result, a significant number of shares may be sold into the public market following the effectiveness of the registration statement of which this prospectus forms a part. Sales of substantial amounts of our shares of Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of Common Stock. These sales could also increase volatility in the trading price of our Common Stock. The issuance of new shares of Common Stock could result in resales of our shares of Common Stock by our current stockholders who may seek to reduce or eliminate their ownership positions due to actual or anticipated dilution. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities exercisable or convertible into shares of Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

The Common Stock being registered in this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock, and the sale of such shares could cause the market price of Common Stock to decline.

The Common Stock being registered pursuant to this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus represents approximately 354% of the total Common Stock outstanding as of January 12, 2026, which was 910,688 shares of Common Stock. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock and could also affect our ability to raise equity capital.

Risks Related to Our Common Stock and the Securities Market

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

We may not have sufficient liquidity to meet our anticipated obligations over the next year from the issuance of the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024, incorporated by reference into this prospectus. We have incurred net losses and negative cash flows from our operations and comprehensive loss since our inception and as of December 31, 2024, we had an accumulated deficit of $132.5 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

If securities or industry analysts do not publish research or reports, or if they publish negative, adverse, or misleading research or reports, regarding us, our business or our market, our Common Stock price and trading volume could decline.

The trading market for our Common Stock is influenced by the research and reports that securities or industry analysts publish about us, our business, or our market. We do not currently have a significant number of firms providing research coverage on the Company and may never obtain significant research coverage by securities or industry analysts. If no or few securities or industry analysts provide coverage of us, our Common Stock price could be negatively impacted. In the event we obtain significant securities or industry analyst coverage and such coverage is negative, or adverse or misleading regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our Common Stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our Common Stock price or trading volume to decline.

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Our charter documents, Delaware law, and our commercial contracts may contain provisions that may discourage an acquisition of us by others and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our charter documents, as well as provisions of the Delaware General Corporation Law (“DGCL”), could have an impact on the trading price of our Common Stock by making it more difficult for a third party to acquire us at a price favorable to our stockholders. For example, our charter documents include provisions prohibiting the use of cumulative voting for the election of directors; authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued by our board of directors without stockholder approval to defend against a takeover attempt; and establishing advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon at stockholder meetings.

In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our Board or current management. We are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our Board. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders, which could also affect the price that some investors are willing to pay for our Common Stock.

Finally, commercial contracts that we enter into with our vendors and customers in the course of our business operations may contain provisions with respect to changes in control that could provide for termination rights or otherwise have a negative impact on our business or results of operations if a stockholder were to acquire a significant percentage of our outstanding stock.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.

Our charter documents do not prevent us from issuing additional shares of our Common Stock, or from issuing securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock. As of the date of this prospectus, we had an aggregate of 250.0 million shares of Common Stock authorized and of that approximately 249.0 million shares that are not issued, outstanding or reserved for issuance (for purposes of warrant exercise or under the Plan). We may issue all of these shares without any action or approval by our stockholders. We may expand our business through complementary or strategic business combinations or acquisitions of other companies and assets, and we may issue shares of Common Stock in connection with those transactions. The market price of our Common Stock could decline as a result of our issuance of a large number of shares of Common Stock, particularly if the per share consideration we receive for the stock we issue is less than the per share book value of our Common Stock or if we are not expected to be able to generate earnings with the proceeds of the issuance that are as great as the earnings per share we are generating before we issue the additional shares. In addition, any shares issued in connection with these activities, the exercise of warrants or stock options or otherwise would dilute the percentage ownership held by our investors. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our Common Stock.

However, pursuant to the terms of the Securities Purchase Agreement, we have agreed that until 60 days after the Effectiveness Date, the Company will not issue or enter into any agreement to issue  any shares of Common Stock or Common Stock equivalents.

We have a history of losses, may not be able to achieve profitability going forward, and may not be able to raise additional capital necessary to continue as a going concern.

We have experienced losses since our inception on May 18, 2010 and, at September 30, 2025, had an accumulated deficit of approximately $148,210,000. We may incur additional losses in the future.

12

As of September 30, 2025, we had cash and cash equivalents of $7,869,000. There are no assurances that we will be able to raise additional capital or do so on terms favorable to us. Our recurring losses from operations and projected future cash flow requirements raise substantial doubt about our ability to continue as a going concern without sufficient capital resources and we have included explanatory information in the notes to our financial statements for the year ended December 31, 2024, with respect to this uncertainty, and the report of our independent registered public accounting firm dated March 31, 2025 with respect to our audited financial statements for the year ended December 31, 2024 included an emphasis of matter for this as well. Our consolidated financial statements do not include any adjustments that might result from the outcome of this going concern uncertainty and have been prepared under the assumption that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Our ability to continue as a going concern is dependent on our available cash, how well we manage that cash, and our operating requirements. If we are unable to raise additional capital when needed, we could be forced to curtail operations or take other actions such as, implementing additional restructuring and cost reductions, disposing of one or more product lines and/or, selling or licensing intellectual property. If we are unable to continue as a going concern, we may be forced to liquidate our assets, which would have an adverse impact on our business and developmental activities. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our Common Stock.

Our Common Stock is currently listed for trading on the Nasdaq Capital Market. We must satisfy the continued listing requirements of Nasdaq, to maintain the listing of our Common Stock on the Nasdaq Capital Market.

On May 26, 2023, we received a letter from the Listing Qualifications Department of Nasdaq that we no longer complied with the Bid Price Rule. The letter stated that the Company had 180 calendar days, or until November 22, 2023, to regain compliance.

On November 24, 2023, we received a second letter from Nasdaq notifying us that we had been granted an additional 180 calendar days, or until May 20, 2024, to regain compliance with the Bid Price Rule in accordance with Listing Rule 5810(c)(3)(A). On May 17, 2024, in order to regain compliance with the Bid Price Rule, we implemented a one-for-five Reverse Stock Split of our issued and outstanding shares of Common Stock.

On May 21, 2024, we received a third letter from Nasdaq notifying us that we had not regained compliance with the Bid Price Rule during the additional 180 calendar days. The letter also notified us that our Form 10-Q for the period ended March 31, 2024, indicated that we no longer met the Minimum Stockholders’ Equity Requirement. Pursuant to Listing Rule 5810(d)(2), the failure to comply with the Minimum Stockholders’ Equity Requirement became an additional and separate basis for delisting.

Because we were not in compliance with the Bid Price Rule at the time we were notified about the non-compliance with the Minimum Stockholders’ Equity Requirement, we were not eligible to submit a plan to regain compliance with the Nasdaq Staff. However, we timely requested a hearing before a Nasdaq hearings panel and paid the fee, which resulted in a stay of any suspension or delisting action pending the hearing.

On June 4, 2024, we received notice from Nasdaq that we had regained compliance with the Bid Price Rule.

On November 19, 2024, following the completion of our public equity offering (the “November 2024 Offering”), we received the Compliance Letter from Nasdaq, informing us that we had regained compliance with the Minimum Stockholders’ Equity Requirement. The Compliance Letter noted that because our bid price had closed below the minimum required by Listing Rule 5550(a)(2) (implicating the Bid Price Rule) following the November 2024 Offering, the hearings panel had determined to impose on us a Discretionary Panel Monitor, pursuant to Listing Rule 5815(d)(4)(B), for a period of one year from the date of the Compliance Letter, to ensure that we maintain long-term compliance with the Minimum Stockholders’ Equity Requirement, the Bid Price Rule, and all of Nasdaq’s continued listing requirements.

13

On December 31, 2024, Nasdaq notified us that for at least the last 30 consecutive business days, the bid price for our Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to the Bid Price Rule. In accordance with Listing Rule 5810(c)(3)(A), we had a compliance period of 180 calendar days, or until June 30, 2025, to regain compliance with the Bid Price Rule. On February 3, 2025, we implemented the 2025 February Reverse Stock Split to regain compliance with the Bid Price Rule. On April 2, 2025, we received a letter from Nasdaq notifying us that as a result of non-compliance with the Bid Price Rule, Nasdaq Staff had determined to delist our securities. We timely submitted a hearing request to the hearings panel on April 9, 2025, and paid the fee, which resulted in a stay of any suspension or delisting action pending the hearing. The hearing took place on May 13, 2025, and on June 2, 2025, we received the decision of the Panel granting us an extension until July 3, 2025, to regain compliance with the Bid Price Rule. On June 13, 2025, the Company implemented a reverse stock split at a ratio of 1-for-60 to regain compliance with the Bid Price Rule.

On July 18, 2025, we received notice from Nasdaq that we had regained compliance with the Bid Price Rule. The Panel retained jurisdiction over the Company through September 29, 2025. On November 5, 2025, the Company was notified by Nasdaq Staff that the Company was in compliance with all Listing Rules.

In the event that we are unable to sustain compliance with all applicable requirements for continued listing on the Nasdaq Capital Market, our Common Stock may be delisted. If our Common Stock were delisted from the Nasdaq Capital Market, trading of our Common Stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market, and many investors would likely not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our Common Stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our Common Stock. In addition, delisting would materially and adversely affect our ability to raise capital on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

14

SELECTED FINANCIAL DATA

2025 Reverse Stock Splits

On February 3, 2025, we effected a 1-for-20 reverse stock split of our Common Stock. In connection with the February 2025 Reverse Stock Split, the par value per share of our Common Stock remained unchanged at $0.001 per share. Our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025 that are incorporated by reference into this prospectus are presented without giving effect to the February 2025 Reverse Stock Split.

On June 13, 2025, we effected a 1-for-60 reverse stock split of our Common Stock. In connection with the June 2025 Reverse Stock Split, the par value per share of our Common Stock remained unchanged at $0.001 per share. Our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025 that are incorporated by reference into this prospectus are presented without giving effect to the June 2025 Reverse Stock Split and our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2025 filed with the SEC on May 14, 2025, that are incorporated by reference into this prospectus are presented without giving effect to the June 2025 Reverse Stock Split. Except where the context otherwise requires, share and per share numbers in this prospectus reflect the 2025 Reverse Stock Splits of our Common Stock.

The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 and our unaudited condensed consolidated interim financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2025, as adjusted to reflect the Reverse Stock Splits for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

	In thousands of US Dollars (except stock and per stock amounts)
	PRE SPLIT (1)		POST SPLIT (1)
	YEAR ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2024	2023	2024	2023
Comprehensive net loss	$22,573	$7,098	$22,573	$7,098
Net loss per common share - basic	$68.44	$34.18	$4,106.40	$2,050.85
Net loss per common share - diluted	$68.44	$34.18	$4,106.40	$2,050.85
Weighted average common shares outstanding - basic	330,171	207,603	5,503	3,461
Weighted average common shares outstanding - diluted	330,171	207,603	5,503	3,461
Common stock outstanding at year end	791,609	208,914	13,194	3,482

	In thousands of US Dollars (except stock and per stock amounts)
	PRE SPLIT (2)		POST SPLIT (2)
	3 MONTHS ENDED MARCH 31,		3 MONTHS ENDED MARCH 31,
	2025	2024	2025	2024
Comprehensive net loss	$6,797	$2,921	$6,797	$2,921
Net loss per common share - basic	$0.67	$11.73	$40.14	$702.16
Net loss per common share - diluted	$0.67	$11.73	$40.14	$702.16
Weighted average common shares outstanding - basic	10,160,725	249,598	169,346	4,160
Weighted average common shares outstanding - diluted	10,160,725	249,598	169,346	4,160
Common stock outstanding at period end	25,585,853	267,564	426,431	4,460

(1)	The pre-split amounts represent the amounts reported in the Company’s Form 10-K filed on March 31, 2025. The post-split amounts include the effects of the 1-for-60 reverse stock split completed in June 2025.
(2)	The pre-split amounts represent the amounts reported in the Company’s Form 10-Q filed on May 14, 2025. The post-split amounts include the effects of the 1-for-60 reverse stock split completed in June 2025.

15

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. We will bear all fees and expenses incident to our obligation to register such shares.

The Selling Stockholders will pay any underwriting fees, discounts and selling commissions incurred by the Selling Stockholders in disposing of their Shares. Pursuant to the Registration Rights Agreement, we will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

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DESCRIPTION OF SECURITIES OFFERED

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board. As of the date of this prospectus, we had 910,688 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting. For all matters submitted to a vote of stockholders, each holder of Common Stock is entitled to one vote for each share registered in his or her name on our books. Our Common Stock does not have cumulative voting rights. As a result, holders of a majority of our outstanding Common Stock can elect all of the directors who are up for election in a particular year.

Dividends. If our Board declares a dividend, holders of Common Stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our Common Stock will be entitled to the right to receive ratably, all of the assets and funds that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of our Common Stock do not have preemptive or subscription rights, and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by us. The rights, preferences and privileges of Common Stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Certificate of Incorporation and our Bylaws do not restrict the ability of a holder of Common Stock to transfer his or her shares of Common Stock.

Listing. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “GCTK.”

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.

Delaware Law Affecting Business Combinations. We are subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

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SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of the Shares, consisting of up to an aggregate of 3,244,803 shares of Common Stock issuable upon exercise of the Warrants and Placement Agent Warrants. For additional information regarding the issuance of the Warrants and Placement Agent Warrants and the terms on which the Shares may be issued, please refer to the section entitled “Prospectus Summary – Recent Developments – December Private Placement.” We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the Warrants, the Investor has not had any material relationship with us in the past three years. Except for the ownership of the Placement Agent Warrants and acting as placement agent in the Private Offering, the Placement Agent has not had any material relationship with us in the past three years.

The table below identifies the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock and warrants, as of January 12, 2026, assuming exercise of the warrants held by the Selling Stockholder on that date, without regard to any limitations on exercises. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

Consistent with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock underlying the Pre-Funded Warrants issued to the Investor in the Private Placement, (ii) the maximum number of shares of Common Stock issuable upon exercise of the Common Warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement is initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the warrants, and (iii) the maximum number of shares of Common Stock issuable upon exercise of the Placement Agent Warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement is initially filed with the SEC and without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Pre-Funded Warrants provide that the holder will not have the right to exercise any portion of the Pre-Funded Warrants if such exercise would cause (i) the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants (the “Pre-Funded Warrant Limit”).

The Common Warrants are not exercisable, and the underlying Common Stock is not issuable until the Company obtains Stockholder Approval for such exercise and issuance under applicable rules and regulations the Nasdaq.

The Placement Agent Warrants are not exercisable, and the underlying Common Stock is not issuable until the date that is one hundred eighty (180) days from the Commencement Date.

The Common Warrants and Placement Agent Warrants also provide that a holder will not have the right to exercise any portion of its warrants if such exercise would cause (i) the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the holder, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants (the “Warrant Limit”).

The number of shares in the second and fourth columns do not reflect the Pre-Funded Warrant Limit or the Warrant Limit. The Selling Stockholders may sell all, some or none of their shares in this offering. For more information, see the section entitled “Plan of Distribution.”

All information with respect to the Common Stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, each Selling Stockholder has sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholder. Because the Selling Stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreement, arrangements, or understanding with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of their respective shares of Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own.

Name of Selling Stockholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby		Number Beneficially Owned After Offering		Percent Owned After Offering
Armistice Capital, LLC (1)	3,100,773	3,100,773	(2)	—	(3)	—
Curvature Securities LLC (4)	37,209	37,209	(5)	—	(3)	—
Joseph Haughton (6)	80,620	80,620	(7)	—	(3)	—
Julian Martino (8)	6,201	6,201	(9)	—	(3)	—

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Master Fund and Steven Boyd is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(2)	Represents an aggregate of 3,100,773 shares of Common Stock consisting of (i) 1,033,591 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants; and (ii) 2,067,182 shares of Common Stock issuable upon exercise of the Common Warrants. The Pre-Funded Warrants and the Common Warrants are not exercisable in excess of the Pre-Funded Warrant Limit or the Common Warrant Limit, respectively.
(3)	Assuming the sale of all securities offered hereby.
(4)	The securities are directly held by Curvature Securities LLC. Chaim Michael Bodner may be deemed to beneficially own the securities held by Curvature Securities LLC. Curvature Securities LLC is an SEC registered broker-dealer and received these securities for investment banking services provided to us. The address of Curvature Securities LLC is 39 Main Street Chatham, NJ 07928.
(5)	Represents 37,209 shares of Common Stock issuable upon the exercise of Placement Agent Warrants. The Placement Agent Warrants are not exercisable in excess of the Warrant Limit.
(6)	Joseph Haughton is an employee of Curvature Securities LLC, an SEC registered broker-dealer, and received these securities for investment banking services provided to us. The address of Joseph Haughton is 39 Main Street Chatham, NJ 07928.
(7)	Represents 80,620 shares of Common Stock issuable upon the exercise of Placement Agent Warrants. The Placement Agent Warrants are not exercisable in excess of the Warrant Limit.
(8)	Julian Martino is an employee of Curvature Securities LLC, an SEC registered broker-dealer, and received these securities for investment banking services provided to us. The address of Julian Martino is 39 Main Street Chatham, NJ 07928.
(9)	Represents 6,201 shares of Common Stock issuable upon the exercise of Placement Agent Warrants. The Placement Agent Warrants are not exercisable in excess of the Warrant Limit.

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PLAN OF DISTRIBUTION

The Selling Stockholders of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina.

EXPERTS

The audited financial statements for the fiscal years ended December 31, 2024 and 2023, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We make periodic and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. Our website address is https://glucotrack.com/. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Because we are incorporating by reference future filings with the SEC, this prospectus and the accompanying prospectus supplement are continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus and the accompanying prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, the accompanying prospectus supplement or in any document previously incorporated by reference have been modified or superseded. Our periodic reports are filed with the SEC under SEC File Number 001-41141.

We hereby incorporate by reference the following documents:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025;

●	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 14, 2025, August 14, 2025 and November 13, 2025, respectively;

●	The Company’s Current Reports on Form 8-K filed with the SEC on January 7, 2025, January 13, 2025, (as amended on January 14, 2025), January 29, 2025, February 4, 2025, February 5, 2025, March 13, 2025, April 4, 2025, May 23, 2025, June 16, 2025, July 24, 2025 (as amended on July 25, 2025), September 11, 2025, September 12, 2025, November 6, 2025, November 7, 2025 and December 31, 2025; and

●	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, as filed with the SEC on December 8, 2021, including any amendments or reports filed with the SEC for the purpose of updating such description.

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We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may obtain copies of these filings, at no cost, through the “Investors” section of our website (www.glucotrack.com) and you may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

GLUCOTRACK, INC.

301 Route 17 North, Ste. 800

Rutherford, NJ 07070

(201) 842-7715

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

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GLUCOTRACK, INC.

3,224,803 Shares of Common Stock

PROSPECTUS

January 27, 2026